Exhibit 10.4
                             SANDALWOOD LODGING, LLC

                               OPERATING AGREEMENT

      This OPERATING AGREEMENT (the "Agreement"), is made as of August , 2002 (the "Effective Date"), by SANDALWOOD HOSPITALITY ADVISORS, LLC, a Delaware limited liability company (the "Managing Member") and SANDALWOOD LODGING INVESTMENT CORPORATION, a Maryland corporation ("Sandalwood"), for the governance of Sandalwood Lodging, LLC, a Delaware limited liability company (the Company"), on the following terms and conditions:

                                    ARTICLE I
                                  ORGANIZATION

      1.1 Name and Organization. The business of the Company shall be conducted under the name of Sandalwood Lodging, LLC, a Delaware limited liability company. The Act shall govern the relationships among the parties hereto, except as provided herein. The Members intend that the Company be considered a partnership for tax purposes, but the Members expressly do not intend hereby to form a partnership under any state partnership act or limited partnership act.

      1.2 Term. The Company shall commence existence on the date on which its Certificate of Formation is filed with Delaware Secretary of State and continue perpetually thereafter, unless sooner terminated and dissolved in accordance with the terms of this Agreement.

      1.3 Place of Business. The Company's principal place of business shall be located at 11790 Glen Road, Potomac, Maryland 20854, or at such other place as the Members may designate.

      1.4 Purpose. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act, and to have and exercise all powers conferred by the laws of the State of Delaware upon limited liability companies formed under the Act.

                                   ARTICLE II
                                   DEFINITIONS

      For the purpose of this Agreement, the following terms shall have the meaning specified below:

      "Act" shall mean the Delaware Limited Liability Company Act, as set forth in title VI of the Code of the State of Delaware, as it may be amended or superseded from time to time.

      "Advisor" shall mean the Managing Member in its capacity as the advisor under the Advisory Agreement and any successor advisors.

      "Advisory Agreement" shall mean that advisory agreement dated , 2002 between the Managing Member as advisor, Sandalwood, the Company and a subsidiary of the Company.

      "Asset Valuation" shall mean the total value of a Company's or the Companies' assets, as applicable, based upon an independent annual appraisal of long-term assets and a quarterly GAAP valuation of current assets, as determined annually after the earlier to occur of (i) trading volume of Sandalwood Shares equal to at least six percent (6%) of the average outstanding Sandalwood Shares over any 90 consecutive calendar days at an average price per share of greater than $20.00, or (ii) five (5) years following the initial closing of the Sandalwood Offering..

      "Capital Account" shall have the meaning provided therefore in A.3 of Appendix A.

      "Capital Distributions" shall mean distributions attributable to Net Capital Proceeds.

      "Certificate of Formation" shall have the meaning provided therefore in
Section 1.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

      "Company" shall mean Sandalwood Lodging, LLC, a Delaware limited liability company.

      "Distributions" shall mean ay distributions of money or other property, including distributions that may constitute a return of capital for federal income tax purposes, but excluding any payments to members that constitute guaranteed payments described in Code ss. 707(a).

      "Effective Date" shall have the meaning provided therefore in the Preamble.

      "8% Shortfall Account" shall mean, for each and every year that the Sandalwood Stockholders receive less than the Sandalwood Stockholders' 8% Return, that amount calculated by deducting the cash distributions actually received that year by Sandalwood Stockholders from what Sandalwood Stockholders would have received had the Sandalwood Stockholders' 8% Return been distributed.

      "Gross Proceeds" shall mean the aggregate purchase price of all Sandalwood Shares sold for the account of Sandalwood through the Sandalwood Offering, without deduction for selling commissions, volume discounts, the marketing expense reimbursement, or organizational and offering expenses.

      "Invested Capital" shall mean with respect to a Member, at any time, the excess, if any, of the aggregate capital contributions of the Member through that time over the aggregate Capital Distributions to the Member through that time.

      "Managing Member" shall mean Sandalwood Hospitality Advisors, LLC, or such other Member who succeeds it in that capacity in accordance with the provisions of this Agreement.

      "Measuring Date" shall have the meaning provided therefore in Section 4.2(b)(i).

      "Members" shall mean the Managing Member and Sandalwood and any other person or


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

entity that hereafter holds a Membership Interest in the Company and becomes a member of the Company in accordance with the terms of this Agreement.

      "Membership Interest" shall mean a Member's entire interest as a Member of the Company.

      "Net Capital Proceeds" shall mean Net Refinancing Proceeds, Net Sales Proceeds, and Net Capital Proceeds from an Asset Valuation.

      "Net Capital Proceeds from an Asset Valuation" shall mean the proceeds from the calculation of Asset Valuation and distributed pursuant to Section 4.4 hereof.

      "Net Refinancing Proceeds" shall mean the gross proceeds received by the Company from any refinancing or borrowing, the proceeds of which are applied to make distributions to the Members, including the proceeds of a sale and leaseback transaction in which no taxable gain or loss is recognized for federal income tax purposes, less (i) the amount of any legal, brokerage or other fees incurred in connection with the transaction and paid from gross proceeds and
(ii) any amounts applied by the Company toward the payment of any indebtedness, other obligation, or expense of the Company.

      "Net Sales Proceeds" shall mean the gross proceeds from (i) the sale, exchange, condemnation, eminent domain taking, casualty, other disposition of any or all of the Company's assets, or (ii) the liquidation of such assets in connection with a dissolution of the Company, less in each case (A) any fees or expenses incurred in connection therewith and paid from the gross proceeds and
(B) any amounts applied by the Managing Member toward the payment of any indebtedness, other obligations, or expenses of the Company, or the creation of any reserves deemed necessary by the Managing Member.

      "Noncapital Distributions" shall mean Distributions to Members other than Capital Distributions.

      "Percentage Interest" shall mean, subject to the provisions of Section 4.4, Section 4.5 and Section 10.4, with respect to any Member, the percentage set forth opposite such Member's name on the signature page of this Agreement, as such percentages may be modified by written agreement among all Members.

      "Profits" and "Losses" shall have the meaning provided in A.2 of Appendix
A.

      "Regulatory Allocations" shall have the meaning provided in A.4.2 of Appendix A.

      "Sandalwood" shall have the meaning provided therefore in the Preamble.

      "Sandalwood Board of Directors" shall mean the persons holding such office, as of any particular time, under the Articles of Incorporation of Sandalwood, whether they be the directors named therein or additional or successor directors.

      "Sandalwood Distributions" shall mean any distributions of money or other property by Sandalwood to owners of Sandalwood Shares including distributions that may constitute a return of capital for federal income tax purposes.


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

      "Sandalwood Invested Capital" shall mean shall mean the Gross Proceeds of the Sandalwood Offering plus the amount calculated by multiplying the total number of additional Sandalwood Shares purchased by Sandalwood Stockholders by the purchase price, reduced by the portion of any distribution to Sandalwood Stockholders that is attributable to Sandalwood Net Capital Proceeds.

      "Sandalwood Net Capital Proceeds" shall mean Sandalwood Net Refinancing Proceeds, Sandalwood Net Sales Proceeds, and the Asset Valuation, if any.

      "Sandalwood Net Refinancing Proceeds" shall mean the gross proceeds received by Sandalwood from any refinancing or borrowing, the proceeds of which are applied to make distributions to the Sandalwood Stockholders, including the proceeds of a sale and leaseback transaction in which no taxable gain or loss is recognized for federal income tax purposes, less (i) the amount of any legal, brokerage or other fees incurred in connection with the transaction and paid from gross proceeds and (ii) any amounts applied by Sandalwood toward the payment of any indebtedness, other obligation, or expense of Sandalwood.

      "Sandalwood Net Sales Proceeds" shall mean the gross proceeds from (i) the sale, exchange, condemnation, eminent domain taking, casualty, other disposition of any or all of Sandalwood's assets, or (ii) the liquidation of such assets in connection with a dissolution of Sandalwood, less in each case (A) any fees or expenses incurred in connection therewith and paid from the gross proceeds and
(B) any amounts applied by the Advisor toward the payment of any indebtedness, other obligations, or expenses of Sandalwood, or the creation of any reserves deemed necessary by the Advisor.

      "Sandalwood Offering" shall mean the public offering of 11,752,688 Shares of Sandalwood that commenced upon ____________, 2002.

      "Sandalwood Shares" shall mean transferable shares of beneficial interest in Sandalwood of any class or series, including common shares or preferred shares.

      "Sandalwood Stockholders" shall mean the registered holders of the Sandalwood Shares.

      "Sandalwood 8% Return Requirement" shall mean, that as of each date, Sandalwood has received aggregate Noncapital Distributions sufficient to provide an aggregate, an 8% cumulative, noncompounded, annual return on Sandalwood Invested Capital.

      "Sandalwood 12% Return Requirement" shall mean, as of each date, an aggregate amount equal to a 12% cumulative, noncompounded, annual return on Sandalwood Invested Capital.

      "12% Shortfall Account" shall mean, for each and every year that the Sandalwood Stockholders receive at least the Sandalwood Stockholders' 8% Return, but less than the Sandalwood Stockholders' 12% Return, that amount calculated by deducting the cash distributions actually received that year by Sandalwood Stockholders from what Sandalwood Stockholders would have received had they received the Sandalwood Stockholders' 12% Return.

      "Transfer" with respect to any Membership Interest (and whether or not such word is


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

capitalized herein), shall mean any sale, assignment, transfer (including transfers by operation of law), pledge, hypothecation, gift, bequest or other disposition whatsoever of any Membership Interest or any portion thereof or rights therein.

      "Withdrawal" shall have the meaning provided in Section 10.1.

                                   ARTICLE III
                        COMPANY CAPITAL AND CONTRIBUTIONS

      3.1 Contributions. The Members shall make initial contributions to the capital of the Company as follows:

      Managing Member:  Sandalwood Hospitality Advisors, LLC             $1.00

      Sandalwood:       Sandalwood Lodging Investment Corporation        $999.00

      3.2 Additional Contributions. No Member shall be required to make additional capital contributions to the Company. Sandalwood may make additional capital contributions from time to time.

      3.3 Interest. No Member shall receive interest on his contribution to the capital of the Company. No Member shall have the right to receive property other than cash under any circumstances requiring a return of his contribution.

      3.4 Advances. Any loan made by a Member to the Company shall be evidenced by a signed promissory note and shall be a term loan and shall bear interest at a rate set forth in the promissory note evidencing the indebtedness.

      3.5 Ownership Interests. Subject to the provisions of Sections 4.4, 4.5 and 10.4, notwithstanding that a Member shall have contributed more to capital and/or for any reason have a larger capital account than the other Member(s), unless all Members otherwise agree in writing, the Percentage Interest of each Member as stated in this Agreement shall not change so long as the Member remains a Member of the Company.

                                   ARTICLE IV
                         ALLOCATIONS AND DISTRIBUTIONS

      4.1 Distributions.

            (a) Cash Available for Distribution. A Member has no right to demand and receive any distribution in a form other than cash. The Company shall distribute from time to time available cash that is not required to meet contingencies or that is not expected to be reinvested. The Company shall seek to make sufficient Distributions to Sandalwood to permit Sandalwood to make sufficient distributions to Sandalwood Stockholders to maintain its status as a "real estate investment trust" under the Code. The Managing Member shall determine what portion of a Distribution is a Capital Distribution and what portion is a Noncapital Distribution.


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

            (b) Distributions. Distributions shall be made to Members in the following order of priority:

                  (i) If at the time of the Distribution, the Sandalwood 8% Return Requirement has not been satisfied, 99.999% to Sandalwood and .001% to the Managing Member until the Sandalwood 8% Return Requirement is satisfied;

                  (ii) If at the time of the Distribution, the Sandalwood 8% Return Requirement has been met, but the Sandalwood 12% Return Requirement has not been satisfied, the excess of that necessary to make the Sandalwood 8% Return Requirement will be distributed 80% to Sandalwood and 20% to the Managing Member as an incentive profit participation until the Sandalwood 12% Return Requirement is satisfied; and

                  (iii) If at the time of the Distribution, the Sandalwood 12% Return Requirement has been satisfied, the excess of that necessary to make the Sandalwood 12% Return Requirement will be distributed 60% to Sandalwood and 40% to the Managing Member.

            (c) The Company shall at all times be entitled to withhold or make payments to any governmental authority with respect to (i) any federal, state, local or foreign tax liability of any Member arising as a result of such Member's membership in the Company or (ii) imposed on the Company by reason of a Member being a citizen, resident or national of a state, locality or foreign jurisdiction. Each such amount so withheld or paid shall be deemed to be a Distribution for purposes of the Agreement, to the extent such Member is then entitled to a Distribution, or an advance to be satisfied out of a future distribution. Any advance to the Managing Member that is not satisfied out of a Distribution within six months shall be promptly repaid without interest.

            (d) Distribution and Return Requirement Rules.

                  (i) For purposes of determining returns under the definitions of Sandalwood 8% Return Requirement and Sandalwood 12% Return Requirement, the required return shall be determined on a daily basis by multiplying Sandalwood's Invested Capital on the beginning of such day by the daily return rate (i.e., 8% or 12% divided by 365 or 366) and adding the amount so determined for each day through and including date of determination.

      4.2 Allocations of Profits and Losses. Except as provided in the Regulatory Allocations described in Appendix A and the curative allocations described in Section A.4.3 and subject to Section 4.3, all Profits and Losses shall be allocated to the Members as described below:

            (a) Liquidation, Dissolution. In the case of any year in which the Company sells substantially all of its assets, liquidates, or dissolves, Profits and Losses, after taking into account the Regulatory Allocations shall be allocated in a manner such that if liquidating Distributions were made in accordance with Capital Account balances (after adjustment for allocations), the Distributions would be as close as possible to the Distributions that would be made under Section 4.1. To the extent necessary to effect this result, Profits or Losses from the sale of each asset and other components of Profits and Losses may be separately allocated.

            (b) Regular Allocations of Profits. In the case of any year to which
Section 4.2(a) does not apply and for which there is a Profit (after taking into account any mandatory Regulatory Allocations), Profits shall be allocation in the following order:


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

                  (i) 99.999% to Sandalwood and .001% to the Managing Member until the total allocations to Sandalwood for the year and prior years pursuant to this clause equal the sum of the Distributions to Sandalwood pursuant to
Section 4.1(b)(i) through January 31 of the year following the year to which the allocations relate (the "Measuring Date") and the cumulative Losses allocated to Sandalwood pursuant to Section 4.2(c)(i);

                  (ii) 80% to Sandalwood and 20% to the Managing Member until the total allocations to Sandalwood for the year and prior years pursuant to this clause equal the sum of the Distributions to Sandalwood pursuant to Section 4.1(b)(ii) through the Measuring Date;

                  (iii) 60% to Sandalwood and 40% to the Managing Member until the total allocations to Sandalwood for the year and prior years pursuant to this clause equals the sum of the Distributions to Sandalwood pursuant to
Section 4.1(b)(iii) through the Measuring Date;

                  (iv) 99.999% to Sandalwood and .001% to the Managing Member if the Sandalwood 8% Return Requirement is not satisfied as of the Measuring Date;

                  (v) 80% to Sandalwood and 20% to the Managing Member 20% of the excess over that necessary to satisfy the Sandalwood 8% Return Requirement if the Sandalwood 8% Return Requirement is satisfied as of the Measuring Date but the Sandalwood 12% Return Requirement is not satisfied of the Measuring Date; and

                  (vi) 60% to Sandalwood and 40% to the Managing Member of the excess over that necessary to satisfy the Sandalwood 12% Return Requirement if the Sandalwood 12% Return Requirement is satisfied as of the Measuring Date.

      (c) Regular Allocation of Losses. In the case of any year to which Section 4.2(a) does not apply and for which there is net Loss (after taking into account any mandatory Regulatory Allocations), Losses shall be allocated in the following order:

                  (i) if the Company has not earned Profits for any preceding year, 99.999% to Sandalwood, .001% to the Managing Member.

                  (ii) thereafter, in a manner such that if the Company had liquidated on the last day of the year, by selling all of its assets for their adjusted tax bases (after taking into account depreciation or amortization deductions for the year), satisfying all debts, and distributing the remainder of its cash (including the deemed sales proceeds in accordance with Section 4.1), such distributions would be to the maximum extent possible consistent with the Member's Capital Accounts (after adjustment for such allocations).

      4.3 Items Relating to Allocations

            (a) Discretionary Adjustments. The Members intend that the allocations of Profit and Loss be made in such a manner as to have "substantial economic effect" within the meaning of Code ss. 704 while having all Distributions made in accordance with Section 4.1. If any allocations under
Section 4.2(b) or (c) would make it unlikely that future liquidating Distributions would not be substantially in proportion to Capital Accounts if made in accordance with Section 4.1, the Managing Member, in consultation with the Company's accountants, shall have the authority to


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

alter allocations of Profit and Loss to more likely achieve a goal of having liquidation, distributions in accordance with Capital Accounts match distributions that would occur under Section 4.1.

            (b) Components of Profits and Loss. Except to the extent inconsistent with Regulatory Allocations, each allocation of Profits or Losses under Section 4.2 shall consist of proportional allocations of capital gains, ordinary income, tax-exempt income, capital loss, ordinary loss, and nondeductibility items making of such Profits or Losses.

            (c) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the related Treasury Regulations.

            (d) Where allocations must be made for a period other than a fiscal year, references in this Article IV and Appendix to fiscal year or years shall be interpreted to refer to such other period.

            (e) Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company or revalued pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), shall, solely for U.S. tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial or reset Gross Asset Value in accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i) using any reasonable method required or permitted thereunder and agreed to by the Managing Member.

            (f) Subject to Section 4.3(e), if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Section 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in accordance with the principles of Treasury Regulations Section 1.1245-1(e)(2) (i.e., generally in proportion to the depreciation deductions previously claimed by them giving rise to such recapture), provided that this
Section 4.3(f) shall not affect the amount of gain otherwise allocable to a Member.

      4.4 Distribution of Net Capital Proceeds

            (a) Net Capital Proceeds. Net Capital Proceeds will be distributed:

                  (i) first, to Sandalwood Stockholders in an amount equal to their remaining Sandalwood Invested Capital;

                  (ii) next, to Sandalwood Stockholders in an amount equal to the balance in the 8% Shortfall Account;

                  (iii) next, 80% to Sandalwood Stockholders and 20% to the Managing Member until Sandalwood Stockholders have received an amount of such Net Capital Proceeds equal to the 12% Shortfall Account;


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

                  (iv) then, 60% to Sandalwood Stockholders and 40% to the Managing Member.

      4.5. Company Reserves. The Managing Member shall establish such reserves as it, in its reasonable judgment, deems are necessary to carry out the Purposes of the Company pursuant to Section 1.4.

      4.6 Obligation to Repay or Restore. A Member who has received distributions may be obligated under the Act to repay or restore to the Company to the extent required by the Act all or a portion of the amount received if such distributions cause the fair market value of the Company's assets to be less than the Company's liabilities. Subject to the foregoing requirement, no Member shall be required to pay to the Company or to any other Member any deficit or negative balance which may exist from time to time in his Capital Account; provided, however, in the event a Member erroneously receives distributions in excess of his interest in such distributions as specified in
Section 4.1 hereof ("Excess Distributions"), then, as between the Members but not for the benefit of other Persons, such Member shall be indebted to the Company for such Excess Distribution, and such indebtedness shall be payable on terms or on demand as may be prescribed by the Board.

      4.7 Consistency of Tax Treatment. The Members agree to be bound by the provisions of this Agreement, including Appendix A in reporting their shares of Company income, gain, loss, deduction and credits for federal, state and local income tax purposes.

      4.8 Distribution of Net Capital Proceeds to the Managing Member from an Asset Valuation. Distribution of Net Capital Proceeds from an Asset Valuation to the Managing Member pursuant to Section 4.4 hereof shall be in cash unless a majority of the Sandalwood Board of Directors determines, in its reasonable opinion, that Sandalwood does not possess sufficient cash to make such a distribution, in which case the Managing Member shall determine to be paid either pursuant to a self-amortizing promissory note over five (5) years at the Prime Rate plus five (5) percentage points, or in freely transferable Sandalwood Shares.

                                    ARTICLE V
                                   MANAGEMENT

      5.1 Management and Voting Entitlement. Management shall be vested in the Managing Member. The Member designated as the Managing Member shall have the duties as defined in Section 5.3. Notwithstanding any provision contained elsewhere in this Agreement, neither the Managing Member nor any other Member shall have the authority to take, and the Company shall not take, any of the following actions without the written consent of Sandalwood:

            (a) The sale of all, or substantially all, of the assets of the Company to, or the merger or consolidation of the Company with, any other person or entity;

            (b) The incurring of any indebtedness for borrowed money, or the giving of a guaranty of the obligation of any other person or entity, in excess of $250,000 except for (i) trade payables incurred by the Company in the ordinary course of business, accrued employee expenses, accrued taxes and reasonable reserves for losses and other contingencies and (ii) indebtedness incurred to refinance any existing loans;


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            (c) The acquisition of any property, real or personal, except for acquisitions of supplies, equipment and other personal property in the ordinary course of business of the Company and not involving the payment of more than $250,000 in any one case;

            (d) The transfer or pledge, mortgage or grant of a security interest or other right or encumbrance of or in a material part of the assets of the Company;

            (e) The amendment, alteration, modification or repeal of any provision of the Company's Certificate of Formation or this Agreement;

            (f) The dissolution or liquidation of the Company (unless required under Section 10.1), the confession of a judgment against the Company, an assignment for the benefit of the Company's creditors or the filing of a petition for relief or protection from the debts of the Company under any

            (g) The taking of any action that would make it impossible to carry on the ordinary business of the Company; and

            (h) The declaration, payment or making of any allocation or distribution to Members other than allocations and distributions made in accordance with Article IV, Section 5.2 or Section 5.4; and

            (i) Any other matter requiring the approval or authorization of Members under Delaware law.

      5.2 Designation of the Managing Member/Removal of Managing Member. The Managing Member shall serve until removed by Sandalwood. Upon removal of the Managing Member, at the option of the Managing Member, either (i) its interest in the Company shall be converted to that of a non-managing Member and it shall continue to be entitled to its share of the distributions and profits as provided hereunder, or (ii) the assets of the Company will be deemed liquidated, an appraisal of the assets will be performed, and the Incentive Profit Participation in Sandalwood Net Capital Proceeds will be paid to the Managing Member.

      5.3 Managing Member Powers and Responsibilities. Subject to the limitations set forth in Section 5.1, the Managing Member shall have full charge of, and be responsible for, the day-to-day management, conduct, operation and control of the business, properties and affairs of the Company. The Managing Member shall devote such amount of his time and energy as shall be necessary to manage the business and affairs of the Company. The Managing Member's authority as the Managing Member shall be exercised subject to the ultimate direction and authority of the Members; but subject to such limitation, and the limitations set forth in Section 5.1, the Managing Member shall have full and complete power and authority to do, on behalf of the Company, any one or more of the following in connection with the Company's business, properties or affairs: [DHSG comment
- Discuss]

            (a) purchasing, leasing or otherwise acquiring any furniture, furnishings, equipment or other property which the Managing Member deems necessary or appropriate for use in connection with the business of the Company;


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

            (b) executing or amending any agreements, leases and other contracts in the name and on behalf of the Company;

            (c) incurring indebtedness in the name and on behalf of the Company but only if such indebtedness has been approved by a majority of the Members or falls within one of the exceptions set forth in clauses (i), or (ii) of Section 5.1(b);

            (d) obtaining refinancing of existing indebtedness of the Company or prepay any borrowing of the Company in whole or in part;

            (e) entering into contracts with any employees, managing agents, accountants, attorneys, appraisers, surveyors, brokers, financial advisers or others, to render services to the Company as employees or independent contractors at the Company's expense;

            (f) terminating any contract contemplated in Section 5.3(e) at any time without notice to anyone;

            (g) executing and delivering any deeds, assignments, leases, subleases, options, management contracts, maintenance contracts, promissory notes, mortgages, deeds of trust, security agreements or other instruments of any kind or character relating to or affecting the business of the Company or its assets;

            (h) receiving, maintaining and disbursing Company funds, and, pending disbursement, invest such funds in federally insured bank accounts, money market accounts, time deposits, short-term governmental obligations, commercial paper or in such other manner as the Members, acting by majority vote, may approve;

            (i) enter into partnerships for purposes of investing in real property; and

            (j) taking any actions which the Managing Member deems necessary or appropriate in connection with any of the foregoing.

      5.4 Members' Rights. Each Member, including the Managing Member, shall have the right to engage in other activities and businesses including ones that compete with the business of the Company.

      5.5 Delegation of Authority. The Managing Member may delegate any specific authority or responsibility to its managers, members, officers, agents, or affiliates.

      5.6 Standard of Care. The management, conduct, operation and control of the Company's business and affairs shall be at the expense and risk of the Company and not at the expense or risk of any Member. No Member, including the Managing Member and any manager, officer or agent appointed by the Members or the Managing Member, shall be liable or obligated to the Company or to any of its Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by such Member, Managing Member, manager, officer or agent in conducting the business and affairs of the Company, which may cause or result in any loss or damage to the Company or any of its Members. The Members and Managing Member shall


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perform their duties as Members, and in the case of the Managing Member as manager, in a manner he, she or it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who performs his, her or its duties in accordance with this paragraph shall not have any liability by reason of being or having been a Member, Managing Member, manager, officer or agent. The Managing Member (including its managers, members, officers, directors, employees and agents) will not be liable to the Company or the Members or others, except by reason of acts constituting fraud, willful misconduct, gross negligence or breach of fiduciary duty.

      5.7 REIT Requirements

      The Managing Partner shall make best efforts to select, manage, and finance investments of the Company in a manner that will permit Sandalwood to qualify and retain its status as a "real estate investment trust" as defined in Code ss. 856 and avoid paying taxes under Code ss. 857(b)(5) for the failure to meet certain REIT requirements (assuming in each case that Sandalwood promptly distributes to Sandalwood Shareholders all Distributions received by it and Sandalwood does not engage in other activity).

                                   ARTICLE VI
                    LIMITATION OF LIABILITY; INDEMNIFICATION

      6.1 Limitation of Liability of Managing Members. The Members hereby acknowledge and agree that the liability of a Member, including the Managing Member (provided it complies with the standards set forth in Section 5.6), to the Company or to any of the other Members shall be limited to the maximum extent permissible under the Act.

      6.2 Indemnification. To the maximum extent permissible under the Act, and subject to the standards set forth in Section 5.6, the Company shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by a Member on behalf of the Company or brought by or on behalf of the Members of the Company by reason of the fact that such person is or was a Member of the Company, a Managing Member, or serving at the request of the Company as a manager, officer, employee, or agent of the Company or as a manager, director, trustee, partner or officer of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability and reasonable expenses (including reasonable attorneys' fees) incurred by such person in connection with such proceeding unless he has engaged in willful misconduct or a knowing violation of the criminal law. The Company will indemnify the Managing Member (including its managers, members, officers, directors, employees and agents) with respect to any acts or omissions of the Managing Member made in accordance with the standards of Section 5.6. Any such indemnification shall be made only out of the assets of the Company and not from any Members. No amendment or repeal of this Section 6.2 shall have any effect on the rights provided herein with respect to any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE VII
                              ACTION BY THE MEMBERS

      7.1 Voting. Each Member shall have one vote for each percentage point of the Percentage Interest (a fractional Percentage Interest shall have a corresponding fractional vote) then held by the Member. Except as otherwise provided herein, action on a matter shall be approved if a majority of all Percentage Interests voted in favor of the action, unless a greater vote is required by this Agreement or by law. At any meeting of the Members, each outstanding Percentage Interest which is entitled to be voted may be voted in person or by general or specific proxy and/or power of attorney directed to a Member present, or by specific instructions in writing. Every proxy shall be in writing, dated and signed by the Member entitled to vote or his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from its date, unless otherwise expressly provided in the proxy.

      7.2 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if the action is taken by written consent of Members holding the number of outstanding Percentage Interests necessary for the action and entitled to vote thereon. Such action without meeting shall be evidenced by one or more written consents to be filed with the Company's records.

      7.3 Liability to Creditors. Except as otherwise required by law, no Member shall be liable for the obligations or losses of the Company.

                                  ARTICLE VIII
                         NON-TRANSFERABILITY OF INTEREST

      8.1 Transfer Restrictions; Rights of First Refusal. Except as expressly provided in Section 8.2, and subject to Sections 8.3 and 8.5, the Members shall not transfer any portion of their Membership Interests or rights therein.

      8.2 Permitted Transfers. Subject to Sections 8.3 and 8.5, each Member shall be permitted to transfer, free of the restrictions and provisions of Sections 8.1, all or any portion of its Membership Interest to (i) another Member or the Company, or (ii) to a corporation or limited liability company that is majority-owned by the Member; provided, however, that in all such cases each transferee agrees in writing to become bound by all of the terms of, and a party to, this Agreement. In the case of a transfer of a Member's entire Membership Interest under clause (ii) of the foregoing sentence, the transferee corporation or company shall automatically become a Member (notwithstanding
Section 8.3). Notwithstanding the above, Sandalwood shall be permitted to transfer all of its Membership Interest in connection with the sale of all or substantially all of its assets pursuant to a dissolution and liquidation.

      8.3 Restriction on Transferees. Notwithstanding anything in this Article VIII to the contrary, any assignment or transfer of a Membership Interest made pursuant to the provisions of Sections 8.1 and 8.2 (other than clause (i) of the first sentence of Section 8.2) to anyone not already a Member in the Company shall be effective only to give the assignee the right to receive the share of Profits and Losses and cash distributions to which his assignor would otherwise be entitled, shall not relieve the assignor from liability under the provisions of this Agreement and shall not give the assignee the right to become a substitute Member; provided, however, a transferee may be admitted as a substitute Member if the Managing Member so consents, which consent may be withheld for any reason. The failure to obtain such consent renders any such substitution voidable at the option of the Managing Member.

      8.4 Effect of Transfer. Any Membership Interest transferred to a transferee pursuant to Section 8.1 or 8.2 shall continue to be subject to the provisions of this Agreement, and the Company shall not be obligated to recognize any Membership Interest in the name of such transferee unless and until it shall have agreed in writing to become bound by such provisions.

      8.5 Compliance with Loan Covenants; Pledges, Mortgages and Security Interests. Notwithstanding anything to the contrary set forth in this Article VIII, (i) no Member shall be permitted to transfer any portion of its Membership Interest or any beneficial interest therein, if such transfer will cause the Company to be in breach of any covenant or obligation set forth in any documentation evidencing, securing or otherwise pertaining to any loans obtained by the Company from third parties, and (ii) no Member shall be permitted to pledge, mortgage, or grant a security interest in any portion of his Membership Interest without the prior written consent of the Company and the Managing Member.

                                   ARTICLE IX
                                 COMPANY RECORDS

      9.1 Company Books. The Company shall maintain accurate books of the affairs of the Company at its principal office using such methods as may be approved from time to time by a majority of the Members. Each Member (and its representatives and advisors acting on its behalf) shall have the right to inspect and examine such books at reasonable times. The Company or its accountant shall close and balance or review such books at the end of each fiscal year of the Company and shall have delivered to each Member, within ninety (90) days after the expiration of each fiscal year of the Company, a copy of the balance sheet, and related statements of income and expenses, and sources and uses of funds, together with a statement showing the income or loss and Capital Account of each Member, the distributions to each Member and all information necessary for a Member to prepare its federal and state tax returns.

      9.2 Banking. The Company shall maintain a bank account in which all funds of the Company shall be deposited. This account may not be co-mingled with other accounts. The Company's funds shall be used solely for the business of the Company.

                                    ARTICLE X
                           DISSOLUTION AND TERMINATION

      10.1 Dissolution. Subject to Section 10.2, the Company shall be dissolved and liquidated upon the earlier of the following: (i) the death, expulsion, bankruptcy or dissolution of a Member or occurrence of any event which terminates the continued membership of a Member in the Company (collectively, "Withdrawal"); (ii) the entry of a decree of judicial dissolution; (iii) the expiration of the stated term; or (iv) the bankruptcy or dissolution of a Member or any other event that terminates the continued membership of a Member under the Act. Upon dissolution, the Members shall wind up the affairs of the Company and distribute its assets of proceeds thereof in accordance with this Agreement. A reasonable time as determined by the Members, but not to exceed eighteen (18) months, shall be allowed for the orderly liquidation and distribution of the assets of the Company.

      10.2 Continuation Upon Withdrawal of Member. The Members shall have the right to continue the Company upon a Withdrawal, as long as there are at least two remaining Members, and the remaining Members agree to continue the Company by unanimous written consent within ninety (90) days after the Withdrawal of a Member.

      10.3 Gain or Loss. Except to the extent required by the Regulatory Allocations but after taking the Regulatory Allocations into account, for tax and accounting purposes (but not distributions), gain realized from a sale of Company property or which would have been realized from a sale at fair value of assets distributed in kind, upon or during liquidation and termination of the Company, shall be allocated as provided in Section 4.2(a).

      10.4 Distributions.

            (a) Upon the liquidation of the Company, the net proceeds associated with liquidating the Company and any undistributed cash or other assets of the Company shall be distributed as follows:

                  (i) First, to the payment and discharge of all of the Company's debts and liabilities to creditors other than Members;

                  (ii) Second, to the payment and discharge of all of the Company's debts and liabilities, if any, to Members;

                  (iii) Third, to Members in accordance with Section 4.1.

                  (iv) Fourth, (a) to Sandalwood for distribution to Sandalwood Stockholders until they have received a return of all of their remaining Sandalwood Invested Capital; (b) next, to Sandalwood for distribution to Sandalwood Stockholders until they have received an amount of the Net Capital Proceeds equal to the balance in the Sandalwood 8% Shortfall Account; (c) next, 80% to Sandalwood for distribution to Sandalwood Stockholders and 20% to the Managing Member until the Sandalwood Stockholders have received an amount of Net Capital Proceeds equal to the balance in the Sandalwood 12% Shortfall Account; and (d) thereafter, 60% to Sandalwood for distribution to the Sandalwood Stockholders and 40% to the Managing Member.

            (b) Reserves. Notwithstanding Section 10.4(a), after satisfying the distribution obligation contained in Section 10.4(a)(i), the Managing Member may establish reserves reasonably required to provide for liabilities (contingent or otherwise) of the Company and retain installment obligations owned by the Company, provided that:

                  (i) the Capital Accounts of the Members are adjusted to reflect a revaluation of Company property at fair market value as of the date of adjustment with any unrealized income, gain, loss or deduction inherent in such property (that has not been reflected in Capital Accounts previously) allocated among the Members as if there were a taxable disposition of such property for such fair market value on such date;

                  (ii) such withheld amounts are distributed as soon as practicable; and

                  (iii) when distributed, the amounts are distributed in the ratios of the Members' positive Capital Account balances.

                                   ARTICLE XI
                               GENERAL PROVISIONS

      11.1 Additional Members. No person or entity shall be added as a Member of the Company without the written consent of all Members.

      11.2 Notices. All notices contemplated by this Agreement shall be in writing addressed to the parties at the addresses set forth beneath their signatures to this Agreement or at such other addresses of which the Company shall have been notified in writing by the Member, and to the Company at its principal office, by certified mail, return receipt requested.

      11.3 Elections and Other Tax Matters.

            (a) The Managing Member shall be the "tax matters partner" within the meaning of Codess. 6231.

            (b) To the extent that the Company may be or is required to make elections for federal, state or local income or other tax purposes, such elections generally shall be made in such manner as is best calculated, in the opinion of the Managing Member, to minimize the cash requirements of the Company and the Members without jeopardizing the status of Sandalwood as a real estate investment trust under the Code.

            (c) If an audit of the Company's federal income tax return is commenced, the Tax Matters Member will promptly advise Sandalwood of the audit and provide Sandalwood with a copy of any final partnership administrative adjustment (as defined in Section 6223(a) of the Code).

      11.4 Governing Law. All questions regarding the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

      11.5 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, all of the Members and their respective successors in interest, personal representatives, estates, distributees, legatees, and permitted assigns.

      11.6 Interpretation. When the context in which words are used in this Agreement so indicates, words in the singular number shall include the plural, and vice versa, and words in the masculine gender shall include the feminine and neuter genders, and vice versa. The term "person" and pronouns shall include an individual, corporation, partnership, limited liability company, or other entity. Reference to a statute shall also be deemed to refer to successor provisions thereof.

      11.7 Validity. If a provision of this Agreement is declared invalid, such invalidity shall not invalidate the remainder of this Agreement.

      11.8 Entire Agreement; Amendments. This Agreement contains the entire understanding among the Members and supersedes all prior written and oral agreements among them regarding the subject matter of this Agreement. No representation, agreement, arrangement or undertaking, oral or written, exists among the Members relating to the subject matter of this Agreement that is not full expressed herein. All amendments to this Agreement must be made in writing and unanimously approved by the Members. If this Agreement is amended in accordance with this Section, each of the Members shall sign all documents that may be necessary or desirable, including, without limitation, an amended Agreement and amended Certificate of Formation.

      11.9 Agreement in Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

      11.10 Captions. Any section or paragraph title or caption contained in this Agreement is for convenience of reference only, and shall not be deemed a part of or construed to affect the meaning of this Agreement.

      11.11 Registered Office and Agent. The Company shall at all times have a registered office and a registered agent. The Registered Agent shall give notice, when necessary, to each Member.

      IN WITNESS WHEREOF, the Members have signed this Agreement as of the Effective Date.

      MANAGING MEMBER:

      Sandalwood Hospitality Advisors, LLC [Percentage Interest: .001%]

      By:_________________________________

         Its: ____________________________

         Address: ________________________

                  ________________________

      SANDALWOOD:

      Sandalwood Lodging Investment Corporation [Percentage Interest: 99.999%]

      By:_________________________________

         Its: ____________________________

         Address: ________________________

                  ________________________

                                                                      Appendix A

A.1 Introduction.

      This appendix sets forth principles under which items of Company income, gain, loss, deduction and credits shall be allocated among the Members for U.S. federal income tax purposes. This appendix also provides (a) for the determination and maintenance of Capital Accounts, generally in accordance with Treasury Regulations promulgated under Section 704(b) of the Code (all as defined below), for purposes of determining such allocations and (b) for certain other income tax requirements.

A.2 Definitions.

      For purposes of this Appendix, the following terms have the meanings set forth below. If a capitalized term is used herein but not defined in this Section A.2, it shall have the meaning ascribed thereto in the Operating Agreement to which this Appendix A is attached (the "Agreement"), unless the context shall otherwise indicate.

      "Adjusted Basis" means the adjusted basis of an asset for federal income tax purposes.

      "Adjusted Capital Account" means, with respect to a Member, such Member's Capital Account after (i) crediting to such Capital Account any amount which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); (ii) crediting to such Capital Account the amount, if any, such Member is unconditionally obligated to contribute to the Company under the Agreement or applicable law; and (iii) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

      "Adjusted Capital Account Deficit" means, with respect to a Member, the deficit balance, if any, in that Member's Adjusted Capital Account.

      "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managing Member.

      "Gross Asset Value" means, with respect to any asset, the adjusted basis of the asset for U.S. federal income tax purposes, adjusted as follows:

      (i) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder) by a Member to the Company will be the gross fair market value of the asset on the date of the contribution, as agreed by the Members at the time.

      (ii) The Gross Asset Values of all Company assets will be adjusted to equal the respective fair market values of the assets, as determined by the Managing Member after consultation with the Members, as of (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (iii) the liquidation of the Company within the meaning of the Treasury Regulations
Section 1.704-1(b)(2)(ii)(g).

      (iii) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset, as agreed by the Members, on the date of distribution.

      (iv) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations
Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Managing Member determines that an adjustment under paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

      (v) After the Gross Asset Value of any asset has been determined or adjusted under paragraphs (a), (b) or (d) hereof, such Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

      "Item" means an item of income, gain, tax exempt income, loss, deduction or a Section 705(a)(2)(B) Expenditure.

      "Liquidation" means the liquidation of the Company, which occurs upon the earlier of the date upon which the Company is considered as terminated pursuant to Code ss. 708(b)(1) or the date on which it ceases to be a going concern, even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining property and assets to the Members.

      "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (and for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

      (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

      (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

      (c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (unreduced by any liabilities attributable thereto), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

      (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

      (e) If the Gross Asset Value of any Company asset is adjusted under paragraphs (b) or (c) of its definition, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses; and

      (f) The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections A.4.2 and A.4.3 hereof shall be determined by applying rules analogous to those set forth above.

      (g) To the extent that the Context requires, the terms "Profits" and "Losses" refer to Profits or Losses, as the case may be, determined without taking into account items that are specially allocated pursuant to Sections
A.4.2 and A.4.3.

      "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations
Section 1.704-2(b)(1) and shall be determined according to the provisions of Treasury Regulations Section 1.704-2(c).

      "Nonrecourse Liability" has the meaning set forth in Treasury Regulations
Section 1.704-2(b)(3).

      "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

      "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) and shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(3) and (i)(5).

      "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

      "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

      "Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

A.3 Capital Accounts.

A.3.1 The Company shall determine and maintain Capital Accounts. "Capital Account" shall mean an account of each Member determined and maintained throughout the full term of the Company generally in accordance with Section 704 of the Code and the capital accounting rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, the following rules shall apply:

      (a) The Capital Account of each Member shall be credited with (i) an amount equal to such Member's capital contributions, including cash and the initial Gross Asset Value of property contributed to the Company by such Member (net of liabilities that the Company is considered to assume or to which it is considered to take subject to under Code Section 752) and (ii) such Member's share of the Company's Profits (or items thereof, including gross income) and items of income or gain specially allocated to such Member pursuant to Sections
A.4.2 and A.4.3).

      (b) The Capital Account of each Member shall be debited by (i) the amount of cash and the then Gross Asset Value of any property distributed to such Member in kind (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) and (ii) such Member's share of the Company's Losses (or items thereof), including items of loss or deduction specially allocated to such Member pursuant to Sections A.4.2 and A.4.3.

      (c) In determining the amount of any liability for purposes of Sections A.3.1(a)-(b), Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations will be taken into account.

      (d) Upon the transfer by a Member of all or part of an interest in the Company after the date hereof, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee and the Capital Accounts of the Members shall be adjusted to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

      (e) Adjustments to such Capital Accounts in respect of Company income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures (or items thereof) shall be made with reference to the U.S. federal tax treatment of such items (and, in the case of book items, with reference to the U.S. federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

      (f) In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or its Members), are computed in order to comply with such Treasury Regulations, the Managing Member may make such modification, provided that it is consistent with the manner that amounts are distributed to Members pursuant to the Agreement during the existence of the Company and upon the dissolution of the Company. The Managing Member also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

A.4 Allocations of Profits and Losses.

A.4.1 In General.

Except as provided in the Regulatory Allocations, Profits and Losses shall be allocated among the Members in the manner provided in Sections 4.2 and 4.3 of the Agreement.

A.4.2 Regulatory Allocations.

      The following regulatory allocations shall be made in the following order and priority:

      (a) Minimum Gain Chargeback. Notwithstanding anything to the contrary in Section A.4, if there is a net decrease in Partnership Minimum Gain during any fiscal year, then there shall be allocated to each Member items of income and gain for that year (and, if necessary, subsequent fiscal years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulations
Section 1.704-2(g)(2)), subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2), (3) and (5). The items to be allocated will be determined in accordance with Treasury Regulations Section 1.704-2(g). The foregoing is intended to be a "minimum gain chargeback" provision as described in Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with the Treasury Regulations and will be subject to all exceptions provided therein.

      (b) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding anything to the contrary in Section A.4, if during a fiscal year there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to Section A.4.2(a), any Member with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the fiscal year shall, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(i)(4), be allocated items of income and gain for that fiscal year (and, if necessary, for subsequent fiscal years) equal to that Member's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain. The foregoing is intended to be the "chargeback of partner nonrecourse debt minimum gain" required by Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with the Treasury Regulations.

      (c) Nonrecourse Deductions. Nonrecourse Deductions for any Company fiscal year or other period shall be allocated among the Members in accordance with their Percentage Interests.

      (d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Company fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

      (e) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. An allocation pursuant to the foregoing sentence shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article A.4 have been tentatively made as if this Section A.4.2(e) were not in this Appendix. This allocation is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the amount, if any, that the Member is obligated to restore under the Agreement, including any amount that such Member is deemed to be obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and
Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount necessary to eliminate such excess as quickly as possible.

      (f) Adjusted Capital Account Deficit. No Allocation of Loss to any Member shall result in an Adjusted Capital Account Deficit for such Member. To the extent an allocation of Losses would result in an Adjusted Capital Account Deficit, it shall be reallocated to other Members.

      (g) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

A.4.3 Curative Allocations.

      (a) Subject to the other provisions of Section A.4.2, any allocations or reallocations made under Section A.4.2(e) of (f) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members in subsequent years so that, to the extent possible, the net amount of such allocations of other items and the allocations under Section A.4.2(e) and (f) to each Member shall be equal to the net amount that would have been allocated to each such Member if the allocations under Section A.4.2(e) had not occurred.

      (b) Over the term of the Company, allocations under Section A.4.2(a) are intended generally to offset allocations under Section A.4.2(c), and allocations under Section A.4.2(b) are intended generally to offset allocations under Section A.4.2(d). In the event that such offsets will not occur for any reason, the Managing Member shall have reasonable discretion to make such additional allocations (including allocations of gross income) so that (i) the net effect of all allocations under Section A.4.2(a), Section A.4.2(c) and this Section A.4.3(b) generally will (as of the dissolution of the Company) be as though no allocations under any of such sections (including this Section A.4.3(b)) were made and (ii) the net effect of all allocations under Section A.4.2(b), Section


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A.4.2(d) and this Section A.4.3(b) generally will (as of the dissolution of the
Company) be as though no allocations under any of such sections (including this Section A.4.3(b)) were made. The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code
Section 704 and the related Treasury Regulations, subject to the other provisions of Section A.4.2.

A.4.4 Other Allocation Rules.

      (a) For purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members' interests in Company profits shall be deemed to be in proportion to their respective Percentage Interests.

      (c) Allocations pursuant to this Article A.5 are solely for purposes of U.S. federal, state, and local taxes and shall not affect any Member's Capital Account or share of Profits or Losses (or any amount distributable to any Member under the Agreement).


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